Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-202277, 333-216254, and 333-223080) and Form S-8 (Nos. 333-131244, 333-197208, 333-200597, and 333-229626) of Ameris Bancorp of our reports dated March 13, 2019, with respect to the consolidated financial statements of Fidelity Southern Corporation and Subsidiaries, and the effectiveness of internal control over financial reporting of Fidelity Southern Corporation and Subsidiaries, included in the Form 8-K/A of Ameris Bancorp filed on September 12, 2019.

Atlanta, Georgia

November 20, 2019